Exhibit 5.1

MASLON LLP

April 1, 2016

Skyline Medical Inc.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Skyline Medical Inc., a Delaware corporation (the “Company”) in connection with the Company’s filing of the Registration Statement on Form S-4 (File No. 333-210398) (as amended through the date hereof, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer by the Company (as defined in the Registration Statement, the “Exchange Offer”) to exchange up to 32,203,297 Series B Warrants (the “Series B Warrants”) to purchase shares of common stock, par value $0.01 per share, of the Company (the “Warrant Shares”), for up to an aggregate of 3,157,186 outstanding Series A Warrants. The Series B Warrants will be issued pursuant to a Warrant Agency Agreement to be entered into by and between Skyline Medical Inc. and Corporate Stock Transfer, Inc. In the aggregate, the maximum number of securities issuable under the Registration Statement (subject to adjustment under the terms of the applicable securities) consists of (1) Series B Warrants to purchase 32,203,297 shares and (2) 32,203,297 Warrant Shares issuable under the Series B Warrants. The Series B Warrants and the Warrant Shares issuable upon exercise of the Series B Warrants are hereinafter referred to collectively as the “Securities.”

In arriving at the opinions set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the following and upon the representations and information provided by the Company, we hereby advise you that, in our opinion:

1.     The Securities have been duly authorized for issuance by all necessary corporate action.

2.     Each Series B Warrant, when issued by the Company in connection with the Exchange Offer, will be validly issued, fully paid and non-assessable and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability.

3.     The Warrant Shares issuable upon exercise of the Series B Warrants, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor, in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

This opinion is based solely on the federal laws of the United States, the General Corporation Law of the State of Delaware, and, as to the Series B Warrants constituting valid and legally binding obligations of the Company, to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We also consent to the reference to our name under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Maslon LLP
MASLON LLP